Ex 99.2

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES
 A  TENDER OFFER AND RELATED SOLICITATION OF CONSENTS FOR ITS
3.50% SENIOR CONVERTIBLE NOTES DUE 2013

Hamilton, Bermuda – April 30, 2012 - Central European Media Enterprises Ltd. (“CME”) (Nasdaq/Prague Stock Exchange: CETV) announced today that it has commenced a tender offer (the “Offer”) for $129,700,000 of its outstanding 3.50% Senior Convertible Notes due 2013  (CUSIP No. 153443AD8) (the “Notes”) and a solicitation of consents to proposed amendments to the provisions of the indenture governing the Notes (the “Proposed Amendments”).

The Offer is being made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated April 30, 2012 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal.  The Offer will expire at 12:00 Midnight, New York City time, on May 25, 2012, unless extended by the Company in its sole discretion (the “Expiration Time”).

Upon the terms and subject to the conditions set forth in the Offer to Purchase,  CME is offering to pay, in cash, $1,000 for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn prior to the Expiration Time. In addition, CME will pay accrued and unpaid interest on Notes that are accepted for purchase in the Offer up to, but excluding, the settlement date of the Offer, which is expected to occur promptly following the Expiration Time.

Concurrently with the Offer, CME is soliciting consents from the holders of Notes (the “Consent Solicitation”) to adopt the Proposed Amendments to the indenture governing the Notes to eliminate specified covenants, to make certain amendments to a specified covenant and to eliminate specified events of default and to modify other related provisions of the indenture, each as described in the Offer to Purchase.  CME is not offering any separate or additional payment for the consents to the Proposed Amendments.  Adoption of the Proposed Amendments requires the consent of the holders of a majority of the outstanding principal amount of the Notes (the “Requisite Consents”).  Each holder tendering Notes will also be deemed to have consented to the Proposed Amendments.  Holders of Notes may not deliver consents without also tendering their Notes.  If the Company receives the Requisite Consents, it will execute a supplemental indenture that will become effective upon execution by the parties thereto, but will provide that the Proposed Amendments will not become operative until the Company purchases in the Offer more than a majority in principal amount of the outstanding Notes.

The Offer is subject to the satisfaction of certain conditions including (i) the compliance with or satisfaction of the conditions to drawing up to $300.0 million contained in the Term Loan Facilities Credit Agreement dated April 30, 2012 among CME as Borrower, the lenders party thereto from time to time and Time Warner Inc. as Administrative Agent (the “TW Credit Facility”), which includes that the Company has accepted validly tendered Notes for purchase according to the terms of the Offer; (ii) receipt of the Requisite Consents with Notes that are validly tendered and not validly withdrawn to the Proposed Amendments from holders of Notes entitled to provide such consents on or prior to the Expiration Time and (iii) and  certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from Global Bondholder Services Corporation, the Depositary and Information Agent for the Offer, at Global Bondholder Services Corporation, 65 Broadway – Suite 404, New York, New York 10006, Telephone: +1 (866) 612-1500 or +1 (212) 430-3774.

The Company has engaged J.P. Morgan to act as the Dealer Manager in connection with the Offers.  Questions regarding the terms of the Offers and related solicitation of consents may be directed to:  J.P.  Morgan Securities LLC, 383 Madison Avenue, 4th Floor, New York, New York 10179, Attention: Syndicate Desk, Telephone: +1 (800) 261-5767 (toll free).

Concurrently with the announcement of the Offer, the Company announced a tender offer (the “Euro Offer”) for up to the Euro equivalent of $170.0 million aggregate principal amount of its outstanding Floating Rate Senior Notes due 2014 (the “2014 Notes”) and 11.625% Senior Notes due 2016 (the “2016 Notes”).  Payment for the 2014 Notes and the 2016 Notes, to the extent that tenders for either series of notes are accepted by the Company, will be made through either Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V.  The tender offers for the 2014 Notes and the 2016 Notes are not being made to any person located or resident in the United States, its territories and possessions, any state of the United States or the District of Columbia.  The Euro Offers are expected to have the same expiration time and settlement dates as the Offer.  None of the Offer, the offer for 2014 Notes or the offer for 2016 Notes is conditioned on the commencement or the completion of the other offers.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people.  CME’s broadcast operations are located in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma and Nova World), the Czech Republic (TV Nova, Nova Cinema, Nova Sport and MTV Czech), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania and PRO TV Chisinau Moldova), the Slovak Republic (TV Markíza and Doma) and Slovenia (POP TV, Kanal A and the POP NON STOP subscription package). CME’s broadcast operations are supported by its content and distribution division, Media Pro Entertainment, as well as its New Media division, which operates Voyo, the pan-regional video-on-demand service. CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV”.

For additional information, please contact:

Romana Wyllie
Vice President Corporate Communications
Central European Media Enterprises
+420242465525
romana.wyllie@cme-net.com